Exhibit 10.14
(English Translation)
Agreement

Agreement NO.: XY20100602001

A: Minmetals Yingkou Medium Plate Co., Ltd.	Date of sign: June 2nd, 2010

B: Dalian Heavy Mining Equipment Manufacturing Co., Ltd.	Place of sign: Liaoning Yingkou

A and B has made an agreement about developing compound steel board together based on voluntary and equality. They sign this agreement and abide by according to related laws and rules in People’s Republic of China. The details are below:

I. Cooperative Foundation

Dalian Heavy Mining Manufacturing Co., Ltd., which highlights in hi-technology and combines science, industry and trade together, was built in 1992. It mainly research, design and manufacture coke furnace mechanics, metallurgy mechanics, materials assembling and so on. Especially in the aspect of researching compounded steel board, it has been in the international leading level. This kind of technology is different from traditional explosion weld; instead, it uses vacuum weld to compound steel with different materials. After that, they are compounded into one by steel rolling. This technology has been tested by many steel factories and turned out to be good. The internal organization in the mixed area of compounded steel board is superior to original organization; besides, the thickness of compounded metal is much more even with a higher ratio of success.

The former Minmetals Yingkou Medium Plate Co., Ltd. was Yingkou Medium-board factory, which was built in 1972. Currently, this company has owned a whole modernized steel producing procedure and related devices about sintering, melting iron, casting steel, welding steel and so on. It once used raw materials from many places both aboard and home. This company has the experience of producing compounded steel board over 30 years with solid technology strength and draw up the earliest compounded steel board standards in early 1990. The 2700/2800 medium-board rolling machine can be slightly changed and upgraded into compound board production line, which can be used immediately.

Many industries need to use materials with high quality and value for increasing economic use life of container and components. If the materials with high quality and value can be replaced by ordinary melt wrapping up with a layer material with special quality, it will satisfy the needs and avoid waste. This kind of product is double melt compound board. Compound board can make full use of advantages from these two materials. It not only has the quality of durable corrode, durable rub, anti-magnetism, being luxurious and decodable from materials with high quality and value, but also has the quality of being weldable, shapeable, extendable and heat-conductible from carbon whet. At the meantime, it can decrease cost heavily because of lessening the usage of expensive melt. Therefore, it is very demanding in the market and has been used in various industries, such as oil industry, chemistry industry, salt industry and so on. The production of compound board can create economic effect and create more social effect, which is consistent with the strategy of low-carbon, energy-saving and green environment.

II. Ways to Cooperate

1. A will provide B with raw material, which are used for compound board rolling. B will process them into compound board billet by using ZDF vacuum compounding technology which is created by themselves. A will pay the processing fee and be in charge of rolling and other follow-up production.

2. Both sides will negotiate the processing fee of welding billet in a future proper time.

3. Preliminarily, both sides have agreed to an annual output of 200,000 tons. Depending on actual market conditions, this amount will strive to reach an output of up to 500,000 tons per year.

III. Others

1. If there is anything that doesn’t cover in this agreement, it will be solved by negotiation.

2. This Agreement will have two copies. A and B each gets one. This agreement will go into effect after A and B sign and seal.

A:	B:

Minmetals Yingkou Medium Plate Co., Ltd	Dalian Heavy Mining Manufacturing Co., Ltd.

/s/ Dechun Fei	/s/ Lixin Wang

Supplement about XY20100602001 Agreement

Agreement NO.: XY20100602001Add 1

A: Minmetals Yingkou Medium Plate Co., Ltd.	Date of sign: August 9th , 2010

B: Dalian Heavy Mining Manufacturing Co., Ltd.	Place of sign: Yingkou

Based on XY20100602001 Agreement made by A and B, A and B have made below agreements on compound billet processing fee:

1. The basic price of processing fee is between **Yuan/ton and **Yuan/ton. The total price is calculated according to the number of products which are produced by B. The specific price, based on different styles, sizes, raw materials and requirements on technical parameter of compound billet, will have specific rules in the processing agreement.

2. If related market situation has changed a lot, A and B can renegotiate the basic price.

3. The above agreement will be the supplement of official agreement (NO. XY20100602001) after both sides sign. It has the equal law effect as the original agreement.

4. There is no other change in the original agreement. Do follow the rest part of original agreement.

5. This supplement has two copies and both sides each have one.

A:	B:

Minmetals Yingkou Medium Plate Co., Ltd.	Dalian Heavy Mining Equipment Manufacturing Co., Tld.

/s/ Dechun Fei	/s/ Lixin Wang

** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.